EXHIBIT 10.42

FIRST AMENDMENT TO
FIRST NORTHERN BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This First Amendment (“Amendment”) to the First Northern Bank Supplemental Executive Retirement Plan (the “SERP”) is made effective as of January 1, 2009, by First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California (“Company” or “Bank”).

Recitals

A.	The Company adopted the SERP on December 21, 2006.

B.
Internal Revenue Code (Code) section 409A generally became effective on January 1, 2005.  The Treasury issued final regulations on April 17, 2007, which are generally effective on January 1, 2009.  IRS Notice 2007-86 (along with prior IRS guidance) generally permits nonqualified deferred compensation plans that are subject to Code section 409A to be amended on or before December 31, 2008, to comply with the statue and final regulations, so long as such plans were operated in good faith compliance with the statue and published guidance in the interim.

C.
The Company has administered the SERP in compliance with its terms, consistent with Code section 409A and guidance published by the IRS (including IRS Notice 2005-1 and proposed and final regulations under section 409A), applying a good faith reasonable interpretation, to the extent necessary.

D.	In reliance upon IRS Notice 2007-86 and prior IRS notices, the Company now desires to amend the SERP effective January 1, 2009, to fully comply with final regulations under Code section 409A.

Amendment

In accordance with SERP section 7.2, the Company hereby adopts the following amendments to the SERP:

1.	Definition of Terms. Terms not otherwise defined in this Amendment shall have the meaning given to them in the SERP.

2.
Effect of Amendment; No Other Amendments or Changes.  The provisions of this Amendment shall govern, notwithstanding any other SERP provision.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the SERP shall remain unchanged and in full force and effect.

3.	Definition of “Specified Employee.” The following definition of Specified Employee shall apply for all purposes under the SERP and all Participation Agreements:

“Specified Employee” – if an Executive is a Key Employee (defined below) of the Company or any entity that is aggregated with he Company under Code section 414(b) of (c) as of December 31st of any year (the “Determination Date”), and the Company (or any entity that is aggregated with the Company under Code section 414 (b) or (c)) has stock that is publicly traded as a Specified Employee during the 12-month period beginning on the April 1st following the Determination Date if the Executive meets the requirements of the Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve months preceding the Determination Date.

4.	SERP section 2.18, defining Separation from Service, is hereby deleted and replaced with the following language:

2.18
“Termination of Employment” means that the Executive shall have ceased to be employed by the Bank (and any member of a controlled group that includes the Bank) for any reason whatsoever and that the Executive actually separates from service with the Employer and does not continue in his or her prior capacity.  Notwithstanding the foregoing, and Executive’s employment shall be deemed to have terminated, and the Executive shall have suffered a Termination of Employment, when the Executive and the Bank reasonably anticipate that Executive will have a permanent reduction in the level of service that is less than fifty percent (50%) of the average level of bona fide services provided by the Executive to the Bank in the immediately preceding thirty-six (36) month period.  Termination of Employment does not include the Executive’s military leave, sick leave, or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment is provided either in contract or by statute.  Notwithstanding anything to the contrary, the terms “termination,” “termination of employment,” “terminates employment” and “employment termination” shall be interpreted consistently with Code section 409A.

5.
All references in the SERP and in any Participation Agreement to the phrase Separation from Service, are hereby amended and modified to refer to Termination of Employment as defined in SERP section 2.18 as amended above.

6.	The SERP is herby amended to add a new section 7.3 to read as follows and SERP sections 7.3 through 7.8 are hereby re-numbered to reflect the addition of a new section:

7.3	Termination. The Bank may elect to terminate the SERP and pay out the accrued benefits under any of the following circumstances:

(a)
Within twelve (12) months following a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to section 503(b)(1)(A) of Title 11 of United States Code, provided that an affected Executive’s benefits are included in the Executive's income on the latest of:

(1)	The calendar year in which the SERP terminates;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable;

(b)
Within thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all arrangements sponsored by the Bank, that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if an Executive participated in all of the arrangements, are terminated, such that the Executive and all other participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination;

(c)	Where:

(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;

(2)
The Bank terminates all arrangements sponsored by the Bank that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if an Executive participated in all of the arrangements;

(3)	No payments are made within twelve (12) months of the termination, other than payments that would have been payable if the termination had not occurred;

(4)	All payments are made within twenty-four (24) months of the termination; and

(5)
The Bank does not adopt a new deferred compensation plan that would be aggregated with ay terminated arrangement under Treasury Regulations §1.409A-1(c) if an Executive participated in both of the arrangements, within three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the SERP; or

(d)	Upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Executed this 30th day of December 2008.

First Northern Bank

BY:
Its: